                                                                 Exhibit 3(a)(i)
                                                                   Page 1 of 10

                              ARTICLES OF AMENDMENT

                                       TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         COUSINS PROPERTIES INCORPORATED

                                       1.

      The name of the corporation is Cousins Properties Incorporated (the "Corporation"). The Corporation is organized under the laws of the State of Georgia.

                                       2.

      Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, as amended, these Articles of Amendment (the "Amendment") amend the Corporation's Restated and Amended Articles of Incorporation, as amended (the "Articles of Incorporation").

                                       3.

      The Amendment is to add the following as a new Article 4.D of the Articles of Incorporation, to set forth the terms, as determined by the Board of Directors of the Corporation, of a series of the Corporation's Preferred Stock:

D.    7 1/2% Series B Cumulative Redeemable Preferred Stock.

      (1) Designation and Number. A series of Preferred Stock, designated the "7 1/2% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of shares of Series B Preferred Stock hereby authorized shall be 4,000,000.

      (2) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of the Corporation's common stock and to any other class or series of the

                                                                 Exhibit 3(a)(i)
                                                                   Page 2 of 10

      Corporation's capital stock other than any class or series referred to in clauses (b) and (c) of this sentence; (b) on a parity with the Series A and any class or series of the Corporation's capital stock, the terms of which specifically provide that such class or series ranks on a parity with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation; and
      (c) junior to any class or series of the Corporation's capital stock the terms of which specifically provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The term "capital stock" shall include all classes and series of preferred and common stock but shall not include convertible debt securities.

      (3)   Dividends.

            (a) Holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 7 1/2% of the $25.00 liquidation preference per share per annum (equivalent to a fixed annual amount of $1.875 per share per annum). Such dividends shall be cumulative from the first date on which any shares of Series B Preferred Stock are issued and shall be payable when, as and if declared by the Board of Directors, quarterly in arrears on or before February 15, May 15, August 15 and November 15 of each year commencing on February 15, 2005 (each, a "Dividend Payment Date"), or, if any such day is not a business day, then on the next succeeding business day, but in such a case no interest or additional dividends or other sums shall accrue on the amount so payable from the Dividend Payment Date to such next succeeding business day. The quarterly period between Dividend Payment Dates is referred to herein as a "dividend period" and the dividend which shall accrue in respect of any full dividend period shall be $0.46875 per share regardless of the actual number of days in such full dividend period. The first dividend will be for less than a full quarter and will cover the period from December 17, 2004 to February 15, 2005. Such dividend and any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors as the record date for the payment of dividends on the Series B Preferred Stock that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

            (b) No dividends on Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation
      (i) at such time as the terms and provisions of any contractual agreement of the Corporation, including any agreement relating to its outstanding indebtedness, (1) prohibits such declaration, payment or setting apart for payment, or (2) provides that such declaration, payment or setting apart for

                                                                 Exhibit 3(a)(i)
                                                                    Page 3 of 10

      payment would constitute a breach thereof or a default thereunder, or (ii) if such declaration or payment shall be restricted or prohibited by law.

            (c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accrue whether or not: (i) the terms and provisions of Section D.3(b) above or any agreement relating to the Corporation's outstanding indebtedness at any time prohibit the then current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends and (iv) such dividends are declared by the Board of Directors. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

            (d) Except as provided in Section D.(3)(e) below, no dividends will be declared or paid or set apart for payment, and no distributions will be declared, on any common stock of the Corporation or any series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Corporation's common stock or in any other class of shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series B Preferred Stock for all dividend periods ending on or prior to the date of such declaration, payment or setting apart have been, or contemporaneously are, (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

            (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears.

            (f) Except as provided in the immediately preceding paragraph, no dividends (other than in common stock or other shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the common stock or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any common stock of the Corporation, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any

                                                                 Exhibit 3(a)(i)
                                                                    Page 4 of 10

      consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (1) by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or (2) for the redemption, purchase or acquisition by the Corporation of any shares of capital stock that have become Excess Shares pursuant to Article 11 of these Articles of Incorporation) (either such action, an "Event"), unless full cumulative dividends on the Series B Preferred Stock for all dividend periods ending on or prior to the date of the Event have been, or contemporaneously are, (i) declared and paid or
      (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

            (g) Any dividend payment made on Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends on the Series B Preferred Stock as described above.

      (4)   Liquidation Preference.

            (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series B Preferred Stock then outstanding will be entitled to be paid, out of the assets of the Corporation legally available for distribution to its shareholders after payment or provision for payment of all debts and other liabilities of the Corporation, in cash or property at its fair market value as determined by the Board of Directors, a liquidation preference of $25.00 per share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends per share to the date of payment, before any distribution of assets is made to holders of common stock of the Corporation or any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights.

            (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock of the Corporation shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which such holders of Series B Preferred Stock would otherwise be respectively entitled.

            (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

                                                                 Exhibit 3(a)(i)
                                                                    Page 5 of 10

            (d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

            (e) None of (i) the consolidation, combination or merger of the Corporation with or into any other corporation, trust or entity, or of any other corporation, trust or entity with or into the Corporation, (ii) the sale, lease or conveyance of all or substantially all of the assets, property or business of the Corporation, or (iii) any statutory share exchange, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

      (5)   Redemption.

            (a) Right of Optional Redemption; Application of "Excess Share" Provision. The Series B Preferred Stock shall have no stated maturity date and is not redeemable prior to December 17, 2009. However, for the purpose of ensuring that the Corporation remains a qualified REIT for federal income tax purposes, in accordance with the Articles of Incorporation, outstanding shares of Series B Preferred Stock are at all times, together with all other shares of capital stock of the Corporation held by a shareholder of the Corporation in excess of the specified ownership limitations contained in the Articles of Incorporation, subject in all respects to the provisions of Article 11 of the Articles of Incorporation, including, without limitation, the provisions contained therein regarding Excess Shares.

            On and after December 17, 2009, the Corporation, at its option and upon not less than 30 nor more than 60 days' prior written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section D.(5)(c) below), without interest. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

            (b) Limitations on Redemption and Repurchase. Unless full cumulative dividends for all past dividend periods on all Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon

                                                                 Exhibit 3(a)(i)
                                                                    Page 6 of 10

      liquidation); provided, however, that the foregoing is subject in all respects to Article 11 of the Articles of Incorporation, including the purchase by the Corporation of Excess Shares, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

            Except as specifically prohibited herein, and subject to applicable law, the Corporation may from time to time conduct open market or private purchases of the Series B Preferred Stock or other securities.

            (c) Payment of Dividends in Connection with Redemption If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in Section D.5(a) above and this Section D.5(c), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock which are redeemed.

            (d) Procedures for Redemption.

                  (i) Notice of redemption will be (A) given by publication in the New York Times, the Wall Street Journal, or other newspaper of similar general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

                  (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the aggregate number of shares of Series B Preferred Stock to be redeemed and the number to remain outstanding after the redemption; (D) the place or places where the Series B Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Stock held by such holder to be redeemed.

                  (iii) If notice of redemption of any Series B Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation in

                                                                 Exhibit 3(a)(i)
                                                                    Page 7 of 10

      trust for the benefit of the holders of any Series B Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Series B Preferred Stock, such Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                  (iv) Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series B Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

                  (v) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

                      (A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                      (B) any balance of monies so deposited by the Corporation
            and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

            (e) Excess Share Provisions. The Series B Preferred Stock is subject to the provisions of Article 11 of the Articles of Incorporation, including, without limitation, the provision for the redemption of Excess Shares.

            (f) Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed as provided herein shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Directors.

      (6)   Voting Rights.

                                                                 Exhibit 3(a)(i)
                                                                    Page 8 of 10

            (a) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

            (b) Whenever dividends on any Series B Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the size of the Board of Directors shall automatically increase by two directors and the holders of such Series B Preferred Stock (voting separately as a class with the holders of all other series of Preferred Stock, if any, ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such additional members of the Board of Directors (the "Preferred Directors") (i) at a special meeting called by the holders of record of at least 20% of the Series B Preferred Stock or the holders of 20% of any other series of such Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and (ii) at each subsequent annual meeting until all dividends accumulated on such Series B Preferred Stock for the past dividend periods shall have been fully declared and paid or declared and a sum sufficient for the payment thereof set aside for payment.

            (c) If and when all accumulated dividends on the Series B Preferred Stock shall have been declared and paid in full or declared and set aside for payment in full, the holders of the Series B Preferred Stock shall be divested of the voting rights set forth in Section D.(6)(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Director so elected shall terminate. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in Section D.(6)(b) hereof (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Directors shall each be entitled to one vote per director on any matter. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in Section D.(6)(b) hereof (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable).

            (d) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation

                                                                 Exhibit 3(a)(i)
                                                                    Page 9 of 10

      ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in Section D.(6)(d)(ii) above, so long as any shares of the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event the Corporation may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof, and provided, further, that (i) any increase in the amount of the authorized common stock of the Corporation or Preferred Stock or the creation or issuance of any other series of common stock of the Corporation or Preferred Stock ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, and (ii) any change to the number or classification of the Board of Directors, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and provided, further, that any amendment to Article 11 of the Articles of Incorporation relating to Excess Shares, the Limit or any other matter described therein of any type or nature shall in no event be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment, any single "Person" may "Own" (each as defined in Article 11 of the Articles of Incorporation prior to or after such amendment) 3.9% of the value of the outstanding shares of capital stock of the Corporation without violating the Limit.

            On any matter on which the holders of the Series B Preferred Stock shall be entitled to vote (as provided herein or by applicable law), including any action by written consent, each share of Series B Preferred Stock shall have one vote per share, except that when shares of any other series of preferred stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

            (e) The foregoing voting provisions will not apply, and the Series B Preferred Stock will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares of Series B Preferred Stock has been deposited with a bank, trust company or other financial institution under an irrevocable obligation to pay the redemption price of the holders of such Series B Preferred Stock upon surrender of such shares.

      (7) Conversion. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that shares of the Series B

                                                                 Exhibit 3(a)(i)
                                                                   Page 10 of 10

      Preferred Stock may automatically become Excess Shares in accordance with
      Article 11 of the Articles of Incorporation in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

                                       4.

      This Amendment was adopted on December 15, 2004.

                                       5.

      This Amendment was duly adopted by the Corporation's Board of Directors without shareholder approval, as such approval was not required.

      IN WITNESS WHEREOF, Cousins Properties Incorporated has caused these Articles of Amendment to be executed and sealed by its duly authorized officer this 15th day of December, 2004.

                                      COUSINS PROPERTIES INCORPORATED

                                      By: /s/ James A. Fleming
                                          -----------------------------------
                                          James A. Fleming
                                          Executive Vice President and Chief
                                          Financial Officer